EXHIBIT 10.05

No. «GrantID»
FLEX LTD.
AMENDED AND RESTATED 2017 EQUITY INCENTIVE PLAN

RESTRICTED SHARE UNIT AWARD AGREEMENT

This Restricted Share Unit Award Agreement (this “Agreement” or the “Agreement”) is made and entered into as of [<<Grant Date>>], (the “Effective Date”) by and between Flex Ltd., a Singapore corporation (the “ Company ”), and the participant named below (the “Participant”). Capitalized terms not defined herein shall have the meaning ascribed to them in the Flex Ltd. Amended and Restated 2017 Equity Incentive Plan, as amended (the “Plan”). The Participant understands and agrees that this Restricted Share Unit Award (the “RSU Award”) is granted subject to and in accordance with the express terms and conditions of the Plan and this Agreement. The Participant further agrees to be bound by the terms and conditions of the Plan and the terms and conditions of this Agreement. The Participant acknowledges receipt of a copy of the Plan and the official prospectus for the Plan. A copy of the Plan and the official prospectus for the Plan are available at the offices of the Company and the Participant hereby agrees that the Plan and the official prospectus for the Plan are deemed delivered to the Participant.

PRIMARY INFORMATION

Participant:	«First» «Last»

Total Target Shares:	«Total Target Shares»

Target [*] Shares	«Total Target Shares» (i.e., 100% of the Total Target Shares)

Maximum Shares:	100% - 250% of the Total Target Shares, based on the rTSR Cap described below

rTSR Cap:	The number of Maximum Shares is 250% of the Total Target Shares if rTSR is at or above the median; 200% of the Total Target Shares if rTSR is below the median but at or above the 25th percentile; and 100% of the Total Target Shares if rTSR is below the 25th percentile.

Date of Grant:	«Grant Date»

rTSR Performance Period:	The three (3)-year period beginning on ______, 2025 and ending on ______, 2028.

[*] Performance Period:	The three (3)-year period beginning on ______, 2025 and ending on ______, 2028

[*] Performance Criteria:	Vesting is based on [*] with respect to fiscal year 2028, as set forth herein

rTSR Cap:	Determination of the Maximum Shares is based on the percentile rank of the Company’s Total Shareholder Return (TSR) in rTSR Peer Companies

rTSR Peer Companies:	The rTSR Peer Companies are the companies set forth on Exhibit A to this Agreement; provided, however, that the Peer Companies will be subject to change as described below.

	PERFORMANCE MEASUREMENT, VESTING AND RELEASE
[*] Payout Table:
Payouts can range from 0 – 250% of the Target [*] Shares based on the achievement levels set forth in the chart below, with linear interpolation applied for results between the values identified below:

	Performance Level	FY28 [*] ($ Millions)	Awards Earned as a % of the Target
	Maximum	> $[●]	250%
	Below Maximum / Above Target	$[●]	200%
	Below Maximum / Above Target	$[●]	150%
	Target	$[●]	100%
	Threshold	$[●]	50%
	Below Threshold	< $[●]	0%

rTSR Cap Table:	The Maximum Shares may be subject to the rTSR Cap based on the achievement levels set forth in the chart below:
	Percentile Rank of Flex TSR Relative to rTSR Peer Companies	rTSR Cap as a % of the Target
	> 50th Percentile	250%
	< 50th Percentile	200%
	< 25th Percentile	100%

Payout Matters:	If threshold performance is not attained with respect to [*] Shares, then the RSU Award will be forfeited in its entirety. If threshold performance is attained, the applicable number of Shares will vest (as Vested Shares). If applicable, such number of Vested Shares will be determined on an interpolated basis for performance between the levels designated in the above [*] Payout Table. The number of Maximum Shares that may be paid out ranges from 100% - 250% of the Total Target Shares, depending on rTSR performance as set forth in the above rTSR Cap Table. [*] achievement will be rounded to the nearest whole dollar with respect to the [*] Table, and fractional percentage points will be rounded to the nearest percentage point with respect to the rTSR Cap Table. The foregoing describes payout matters in general terms and is subject to Sections 1.1(b), (c) and (d) of this Agreement.

Vesting / Release:
If the [*] Performance Criteria (the “Performance Criteria”) is attained, the applicable number of Shares will vest (as Vested Shares) on the date the Committee certifies the level of achievement of the [*] Performance Criteria following the [*] Performance Period. The Vested Shares will be released as soon as administratively practicable thereafter (such date of release being the “Release Date”), and in any event following the end of the [*] Performance Period and rTSR Performance Period (collectively, the “Performance Period”) and certification of results by the Committee, but prior to June 30, 2028. Applicable tax withholding and reporting will be contingent on the closing price on the Release Date. The foregoing describes vesting and release matters in general terms and is subject to Sections 1.1(b), (c) and (d) of this Agreement.

[*] DEFINITIONS AND ADDITIONAL INFORMATION

[*]: [*] represents [*]. [*] shall be determined on a non-GAAP basis, but consistent with the Company’s historical accounting practices. In calculating non-GAAP financial measures, the Committee shall exclude certain items to facilitate a review of the comparability of the Company’s operating performance on a period-to-period basis because such items are not, in the Committee’s view, related to the Company’s ongoing operational performance. All adjustments shall be subject to approval by the Committee to ensure that payout levels are consistent with performance.

Extraordinary Items or Events: In addition to the non-GAAP measures and adjustments historically used by the Company in [*], the following items shall be disregarded in determining achievement of the [*] performance goal: extraordinary items or events that have unanticipated impact (e.g., the Ukraine Conflict), corporate transactions (including acquisitions or dispositions), including any increases or decreases in [*] resulting from any such acquisitions or dispositions and other unusual or nonrecurring items.

TSR-RELATED DEFINITIONS AND ADDITIONAL INFORMATION

Total Shareholder Return:	TSR represents the cumulative return of an investment and includes the change in the stock price and dividend value from a specified start and ending period. The formula for the calculation is as follows:

TSR = ((Price End - Price Begin) + Dividend Value) ÷ Price Begin

rTSR Cap Calculation:
In General: The rTSR Cap is determined by calculating the TSR of each rTSR Peer Company and determining the percentile rank of the Company’s TSR as compared to the TSRs for all of the rTSR Peer Companies (that is, the number of members of the rTSR Peer Group with TSRs at or below the TSR of the Company); provided that a company will be removed from the group of rTSR Peer Companies if, during the applicable rTSR Measurement Period, it ceases to have a class of equity securities that is both registered under the Exchange Act and actively traded on a U.S. public securities market (unless such cessation is due to any of the circumstances described in clauses (i) through (iv) of the following sentence). The TSR for an rTSR Peer Company will be negative one hundred percent (-100%) for the applicable rTSR Measurement Period, if such company: (i) files for bankruptcy, reorganization, or liquidation under any chapter of the U.S. Bankruptcy Code; (ii) is the subject of an involuntary bankruptcy proceeding under the U.S. Bankruptcy Code that is not dismissed within thirty (30) days; (iii) is the subject of a stockholder approved plan of liquidation or dissolution; or (iv) ceases to conduct substantial business operations. For the avoidance of doubt, the acquisition of a company within the group of rTSR Peer Companies during the applicable rTSR Measurement Period by another person or group of related persons by itself does not result in the company being treated as ceasing to conduct substantial business operations.

20-Day Closing Price Average: To avoid the effects of short-term price fluctuations, a “20-day closing price average” will be used for determining TSR values, and will be calculated using a basic average of the applicable company’s closing prices on the previous twenty (20) trading days prior to the beginning and end of the rTSR Measurement Period. Only the daily closing price will be used to determine TSR values as reported by the Wall Street Journal or any other reputable financial services information provider.
The formula for the calculation is as follows:

20-Day Closing Price Average = (Sum of Prior 20-Day Closing Prices) ÷ 20

Dividends Generally: Dividends (including any special dividends or distributions) will be assumed to be reinvested in shares (including fractional shares) of the applicable dividend-paying company, based on its per-share closing price on the date on which such dividends are paid.

Equity Distributions: In the case of an equity distribution, the value of distributed equity will be treated as a stock dividend, and captured using the 20-day closing price average for measuring performance, as described above.

Spin-Offs: In the event of a stock distribution from an rTSR Peer Company consisting of the shares of a new publicly traded company (a “spin-off”), such rTSR Peer Company shall remain as an rTSR Peer Company and such stock distribution shall be treated as a dividend from such rTSR Peer Company based on the closing price of the shares of the spun-off company on its first day of trading. The performance of the shares of the spun-off company shall not thereafter be tracked for TSR calculation purposes.

Other Equitable Adjustments: Equitable adjustments, including adjustments to the performance targets, shall be made to account for stock splits, recapitalizations and other similar events affecting the common equity securities in question.

The formula for determining the rTSR Cap is as follows:

((B + .5E) ÷ N) × 100

B = Number of rTSR Peer Companies with TSRs below the Company’s TSR E = Number of rTSR Peer Companies with TSRs equal to the Company’s TSR N = The number of rTSR Peer Companies

EXAMPLE
The example below assumes:

• 90,000 Total Target Shares are awarded, resulting in an RSU Award of:
◦ 90,000 Target [*] Shares,
◦ 90,000 - 225,000 Maximum Shares

Outcome: 25th Percentile rTSR Cap
rTSR Percentile Rank:	25th percentile
rTSR Cap:	25th percentile rTSR Percentile rank, so the number of Total Vested Shares will be capped at 100% of Total Target Shares, or 90,000 Vested Shares.

Outcome: Below Maximum / Above Target [*] Performance

[*]:	$[●] million
[*] Award Earned:	$[●] million is between the Maximum Performance Level and Target Performance Level, so interpolated earnings of 150% of the Target [*] Shares, or 135,000 Vested Shares is achieved.
Total Vested Shares:	135,000 Vested Shares (i.e., 135,000 [*] Shares earned, subject to the rTSR Cap of 250% of Total Target Shares)

1. Grant of RSU Award .

1.1    Grant of RSU Award. Subject to the terms and conditions of the Plan and this Agreement, the Company hereby grants to the Participant an RSU Award for the number of Ordinary Shares set forth above in the “PRIMARY INFORMATION” section of this Agreement (the “Shares”).

(a)    Vesting. The RSU Award shall vest, and the applicable number of Shares shall be issuable to the Participant, according to the Performance Criteria set forth above. If application of the Performance Criteria results in the vesting of a fractional Share, such Share shall be rounded down to the nearest whole Share. Shares that vest and are issuable pursuant to the Performance Criteria are “Vested Shares.”

(b)    Voluntary Termination of Service. Subject to the exceptions set forth in Sections 1(c) and 1(d) below, the RSU Award, all of the Company’s obligations and the Participant’s rights under this Agreement, shall terminate on the earlier of (i) the Participant’s Termination Date (at which time, for the sake of clarity, all Performance Shares granted to Participant pursuant to the RSU Award that have not yet vested and been released will be immediately forfeited), or (ii) the date when all applicable Shares that are subject to the RSU Award have been allotted and issued, or forfeited in the case of any portion of the RSU Award that fails to vest; provided, however, that if within the Performance Period, the Participant violates the terms of Sections 10 through 13 of this Agreement, a non-disclosure agreement with, or other confidentiality obligation owed to, the Company or any Parent, Subsidiary or Affiliate, then the RSU Award and all of the Company’s obligations and the Participant’s rights under this Agreement shall immediately terminate. For the avoidance of doubt, all Performance Shares granted to Participant pursuant to the RSU Award that have not yet vested and been released will be immediately forfeited in the event of any termination of Participant’s employment by reason of Disability or by reason of Participant’s resignation for any reason other than Good Reason.

(c)    Involuntary Termination of Service. Notwithstanding anything in this Agreement to the contrary, if the Participant’s employment with the Company is terminated by the Company without Cause (excluding by reason of Disability) or by the Participant for Good Reason (either such termination of employment, an “Involuntary Termination of Service”), then (i) the RSU Award and all rights and obligations hereunder will not terminate and (ii) a number of Vested Shares shall be issued to the Participant as soon as administratively practicable following her Involuntary Termination of Service, but in no event later than June 30, 2028 (such date being deemed as the Release Date for purposes of this Section 1.1(c)), pursuant to the Performance Criteria, based upon actual performance determined at the conclusion of the Performance Period and pro-rated by calculating the number of days the Participant provided services to the Company from the Date of Grant until the date of the Involuntary Termination of Service divided by the total number of days from the Date of Grant through the completion of the Performance Period; provided, however, that if the Participant’s Involuntary Termination of Service occurs within the period beginning on the consummation of a Change of Control and ending 24 months following such Change of Control, 100% of the RSU Award will vest on an accelerated basis as of the Participant’s Termination Date, with the number of Vested Shares based upon (x) actual performance in the event the Performance Period is complete as of the date of the Participant’s Termination Date, or (y) target performance if the Performance Period is incomplete as of the date of the Participant’s Termination Date (with the rTSR deemed to be above the 50th percentile).

(d)    Termination of Service due to Death. Notwithstanding anything in this Agreement to the contrary, if the Participant has a Termination of Service due to death, then (i) the RSU Award and all rights and obligations hereunder will not terminate and (ii) a number of Vested Shares shall be issued to the Participant as soon as administratively practicable following her Termination of Service due to death, but in no event later than June 30, 2028 (such date being deemed as the Release Date for purposes of this Section 1.1(d)), pursuant to the Performance Criteria, based upon (x) actual performance in the event the Performance Period is complete as of the date of the Participant’s death, or (y) target performance if the Performance Period is incomplete as of the date of the Participant’s death (with the rTSR deemed to be above the 50th percentile), and (z) in either case, pro-rated by calculating the number of days following the Date of Grant that the Participant provides services to the Company until the date of the Participant’s death, divided by the total number of days from the Date of Grant through the completion of the Performance Period.

For purposes of this Agreement, “ Cause ” shall mean the occurrence of any of the following: (i) the failure by Participant to perform Participant’s duties with the Company and its subsidiaries, as may be determined by the Board from time to time, at a level commensurate with that reasonably expected of a chief executive officer of a publicly traded company (other than any such failure resulting from Participant’s incapacity due to physical or mental illness) after a written demand for performance is delivered to Participant by the Company which demand identifies the manner in which the Company believes that Participant has not performed Participant’s duties, (ii) the engaging by Participant in conduct which is injurious to the Company or its subsidiaries, monetarily or otherwise, (iii) Participant’s conviction of, guilty plea to, or entering a plea of nolo contendere to, a felony, or (iv) Participant’s material breach of any terms of the Company’s Code of Conduct, employee handbook or manual, written policies, or written agreements between the Company and Participant, including in each case, without limitation, with respect to confidential information and restrictive covenants.

For purposes of this Agreement, “Change of Control” shall have the meaning set forth in the Plan.

For purposes of this Agreement, “Disability” shall mean the inability of the Participant to perform in all material respects her duties and responsibilities to the Company or any Parent, Subsidiary or Affiliate, by reason of a physical or mental disability or infirmity which inability is reasonably expected to be permanent and has continued (i) for a period of at least six (6) consecutive months or (ii) such shorter period as the CEO (or the Committee in the case of the CEO) or the CEO’s direct reports, may reasonably determine in good faith. The Disability determination shall be in the sole discretion of the Committee.

For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events or circumstances: (i) a material diminution in the position, authority, duties or responsibilities of the Participant; provided, however that a sale or other disposition of assets (including, without limitation, a spin-off transaction) which does not constitute a Change of Control and following which Participant remains employed by the Company shall not, by itself, be deemed to result in Good Reason under this clause (i); (ii) the assignment to the Participant of any duties that are materially inconsistent with the Participant’s status as an officer; (iii) any failure by the Company to obtain the written assumption of this Plan by any successor to the Company as contemplated in Section 8(e) hereof; (iv) material reduction in target base salary and target bonus opportunity; or (v) mandatory relocation of 50 miles or more; provided, that to incur a termination of employment for Good Reason, the Participant must provide written notice to the Company of a Good Reason condition and at least 30 days’ written notice to the Company of the Participant’s election to terminate employment within 90 days after the initial existence of the condition. For the avoidance of doubt, failure for any reason to give written notice to the Company of a Good Reason condition during such 90-day period shall be deemed a waiver of the right to claim a voluntarily termination for Good Reason under this Agreement in relation to such event. If the Good Reason condition remains uncorrected for 30 days following such notice the Participant must terminate her employment within 90 days in order for such termination of employment to constitute Good Reason. For the avoidance of doubt, the Company may notify Participant before the Good Reason correction period expires that it will not correct the circumstance and the correction period shall end immediately.

(d)    Allotment and Issuance of Vested Shares. The Company shall allot and issue the Vested Shares as soon as administratively practicable after such number of Shares are determined to have vested (as Vested Shares) pursuant to the Performance Criteria (but in no event later than March 15th of the year following the end of the Performance Period), and as further set forth above in the “PERFORMANCE MEASUREMENT, VESTING AND RELEASE – Vesting / Release” section of this Agreement or as provided above in Sections 1.1(b), (c) and (d), as applicable. The Company shall have no obligation to allot and issue, and the Participant will have no right or title to, any Shares, and no Shares will be allotted and issued to the Participant, until satisfaction of the Performance Criteria.

(e)    No Obligation to Employ. Nothing in the Plan or this Agreement shall confer on the Participant any right to continue in the employ of, or other relationship with, the Company or any Parent, Subsidiary or Affiliate or limit in any way the right of the Company or any Parent, Subsidiary or Affiliate to terminate the Participant’s employment or service relationship at any time, with or without cause.

(f)    Nontransferability of RSU Award. None of the Participant’s rights under this Agreement or under the RSU Award may be transferred in any manner other than by will or by the laws of descent and distribution. Notwithstanding the foregoing, the Participants in the U.S. may transfer or assign the RSU Award to Family Members through a gift or a domestic relations order (and not in a transfer for value), or as otherwise allowed by the Plan. The terms of this Agreement shall be binding upon the executors, administrators, successors and assigns of the Participant.

(g)    Privileges of Share Ownership. The Participant shall not have any of the rights of a shareholder with respect to the shares underlying the RSU Award until the Vested Shares are allotted and issued after the applicable vest date.

(h)    Interpretation. Any dispute regarding the interpretation of the terms and provisions with respect to the RSU Award and this Agreement shall be submitted by the Participant or the Company to the Committee for review. The resolution of such a dispute by the Committee shall be final and binding on the Company and on the Participant.

1.2    Title to Shares. Title will be provided in the Participant’s individual name on the Company’s records unless the Participant otherwise notifies Stock Administration of an alternative designation in compliance with the terms of this Agreement and applicable laws.

2. Delivery.

2.1     Deliveries by the Participant. The Participant hereby delivers to the Company this Agreement.

2.2    Deliveries by the Company. The Company will issue a duly executed share certificate or other documentation evidencing the Vested Shares in the name specified in Section 1.2 after such number of Shares are determined to have vested (as Vested Shares) pursuant to the Performance Criteria, and as further set forth above in the “PERFORMANCE MEASUREMENT, VESTING AND RELEASE – Vesting / Release” section of this Agreement or as provided above in Sections 1.1(b), (c) and (d), as applicable; provided the Participant has delivered and executed this Agreement prior to the applicable vesting date and has remained continuously employed by the Company or a Parent, Subsidiary, or Affiliate through the relevant date on which such Shares become Vested Shares.

3. Compliance with Laws and Regulations. The issuance and transfer of the Shares to the Participant shall be subject to and conditioned upon compliance by the Company and the Participant with all applicable requirements of any share exchange or automated quotation system on which the Company’s Ordinary Shares may be listed at the time of such issuance or transfer. The Participant understands that the Company is under no obligation to register or qualify the Shares with the U.S. Securities and Exchange Commission, any state, local or foreign securities commission or any share exchange to effect such compliance.

4. Rights as Shareholder. Subject to the terms and conditions of this Agreement, the Participant will have all of the rights of a shareholder of the Company with respect to the Vested Shares which have been allotted and issued to the Participant until such time as the Participant disposes of such Vested Shares.

5. Stop-Transfer Orders.

5.1    Stop-Transfer Instructions . The Participant agrees that, to ensure compliance with the restrictions imposed by this Agreement, the Company may issue appropriate “stop-transfer” instructions to its transfer agent, if any, and if the Company administers transfers of its own securities, it may make appropriate notations to the same effect in its own records.

5.2    Refusal to Transfer . The Company will not be required (i) to register in its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of such Shares, or to accord the right to vote or pay dividends to any Participant or other transferee to whom such Shares have been so transferred.

6. Taxes and Disposition of Shares.

6.1 Tax Obligations .

(a) Regardless of any action the Company or the Participant’s employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items arising out of the Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company and/or the Employer. The Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSU Award, including but not limited to, the grant, vesting or issuance of Vested Shares underlying the RSU Award, the subsequent sale of Vested Shares acquired upon vesting and the receipt of any dividends; and (ii) do not commit and are under no obligation to structure the terms of the grant or any aspect of the RSU Award to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Furthermore, if the Participant has become subject to tax in more than one jurisdiction between the Date of Grant and the date of any relevant taxable event, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b) Prior to the relevant taxable or tax withholding event, as applicable, the Participant shall pay or make arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the Tax-Related Items by one or a combination of the following (i) withholding from the Participant’s wages or other cash compensation paid to the Participant by the Company, the Employer, or any Parent or Subsidiary of the Company; or (ii) withholding from the proceeds of the sale of Vested Shares either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization); or (iii) withholding in Shares to be issued at vesting of the RSU Award.

(c) To avoid any negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the obligation for the Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Participant is deemed to have been issued the full number of Vested Shares, notwithstanding that a number of Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of the Participant’s participation in the Plan.

(d) The Participant shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described in this section. The Company may refuse to issue or deliver the Vested Shares or the proceeds from the sale of Shares, if the Participant fails to comply with her obligations in connection with the Tax-Related Items.

6.2    Disposition of Shares . The Participant hereby agrees that he or she shall make no disposition of the Shares (other than as permitted by this Agreement) unless and until the Participant shall have complied with all requirements of this Agreement applicable to the disposition of the Shares.

7. Nature of Grant. In accepting the RSU Award, the Participant acknowledges and agrees that:

(a) the Plan is established voluntarily by the Company, is discretionary in nature and may be amended, suspended or terminated by the Company at any time;

(b) the grant of the RSU Award is voluntary and occasional and does not create any contractual or other right to receive future RSU Awards, or benefits in lieu of RSU Awards, even if RSU Awards have been granted repeatedly in the past;

(c) all decisions with respect to future RSU Awards, if any, will be at the sole discretion of the Company;

(d) the Participant’s participation in the Plan is voluntary;

(e) the future value of the Shares underlying the RSU Award is unknown and cannot be predicted with certainty;

(f) no claim or entitlement to compensation or damages shall arise from the forfeiture of the RSU Award resulting from a Termination of Service (for any reason whatsoever and whether or not in breach of local labor laws), and in consideration of the RSU Award to which the Participant is otherwise not entitled, the Participant irrevocably agrees never to institute any claim against the Company and/or the Employer, waives the Participant’s ability, if any, to bring any such claim, and releases the Company and/or the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claims; and

8. No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the sale of the Shares acquired upon vesting of the RSU Award. The Participant is hereby advised to consult with her own personal tax, legal and financial advisors regarding her participation in the Plan before taking any action related to the Plan.

9. Data Privacy.

(a) The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Agreement and any other RSU Award materials by and among, as applicable, the Employer, the Company and its Parent, Subsidiaries and Affiliates for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.

(b) The Participant understands that the Company and the Employer may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all RSU Awards or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).

(c) The Participant understands that Data will be transferred to the Company stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. The Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections from the Participant’s country. The Participant understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting her local human resources representative. The Participant authorizes the Company, the Company stock plan service provider and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing her participation in the Plan. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. The Participant understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing her local human resources representative. The Participant understands, however, that refusing or withdrawing her consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that he or she may contact her local human resources representative.

10. Non-Disclosure of Confidential Information.

(a) The Participant acknowledges that the Company’s business and services are highly specialized, the identity and particular needs of the Company’s customers, suppliers, and independent contractors are not generally known, and the documents, records, and information regarding the Company’s customers, suppliers, independent contractors, services, methods of operation, policies, procedures, sales, pricing, and costs are highly confidential information and constitute trade secrets. The Participant further acknowledges that the services rendered to the Company by the Participant have been or will be of a special and unusual character which have a unique value to the Company and that the Participant has had or will have access to trade secrets and confidential information belonging to the Company, the loss of which cannot be adequately compensated by damages in an action at law.

(b) The Participant agrees to not use, disclose, upload, download, copy, transfer, or delete any Confidential Information, including trade secrets, except as required in the performance of the Participant’s duties to the Company. “Confidential Information” means information that the Company has obtained in connection with its present or planned business, including information the Participant developed in the performance of the Participant’s duties for the Company, the disclosure of which could result in a competitive or other disadvantage to the Company. Confidential Information includes, but is not limited to, all information of Company to which the Participant has had or will have access, whether in oral, written, graphic or machine-readable form, including without limitation, records, lists, specifications, operations or systems manuals, decision processes, policies, procedures, profiles, system and management architectures, diagrams, graphs, models, sketches, technical data, research, business or financial information, plans, strategies, forecasts, forecast assumptions, business practices, marketing information and material, customer names, vendor lists, independent contractor lists, identities, or information, proprietary ideas, concepts, know-how, methodologies and all other information related to Company’s business and/or the business of any of its affiliates, knowledge of the Company’s customers, suppliers, employees, independent contractors, methods of operation, trade secrets, software, software code, methods of determining prices. Confidential Information shall also include all information of a third party to which Company and/or any of its affiliates have access and to which the Participant has had or will have access. The Participant will not, directly, or indirectly, copy, take, disclose, or remove from the Company’s premises, any of the Company’s books, records, customer lists, or any Confidential Information. The Participant acknowledges and understands that, pursuant to the Defend Trade Secrets Act of 2016: An individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secrets to the individual’s attorney and use the trade secret information in the court proceeding if the individual: (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement is intended to prohibit Participant from providing confidential information, reporting to or participating in an investigation with a government agency or authority about a possible violation of law, or from making other disclosures protected by applicable whistleblower statutes. As used in this Section 10, “Company” includes any Parent, Subsidiary or Affiliate.

11. Employee Non-Solicitation. As used in this Section 11, "Company" includes any Parent, Subsidiary or Affiliate.
(a)    Non-Solicitation of Employees During Employment. During the term of the Participant’s employment with the Company, the Participant will not, either on the Participant’s own account or for any person, firm, partnership, corporation, or other entity (a) solicit, interfere with, or endeavor to cause any employee of the Company to leave employment with the Company; or (b) induce or attempt to induce any such employee to breach their obligations to the Company.

(b)    Non-Solicitation of Employees After Employment. For a period of twelve (12) months following the date of the Participant’s separation from employment with the Company for any reason , the Participant will not, either on the Participant’s own account or for any person, firm, partnership, corporation, or other entity, (a) solicit, interfere with, or endeavor to cause any employee of the Company to leave employment with the Company; or (b) refer any employee of the Company to anyone outside of the Company for the purpose of that employee seeking, obtaining, or entering into an employment relationship and/or agreement to provide services; or (c) induce or attempt to induce any such employee to breach their obligations to the Company.

12. Customer Non-Solicitation. As used in this Section 12, “Company” includes any Parent, Subsidiary or Affiliate.
(a)    Non-Solicitation of Customers During Employment. During the term of the Participant’s employment with the Company, the Participant will not solicit, induce, or attempt to induce any past or current customer of the Company (i) to cease doing business, in whole or in part, with the Company; or (ii) to do business with any other person, firm, partnership, corporation, or other entity which performs services similar to or competitive with those provided by the Company.

(b)    Non-Solicitation of Customers After Employment. For a period of twelve (12) months following the date of the Participant’s separation from employment with the Company for any reason, the Participant will not, either on the Participant’s own account or for any person, firm, partnership, corporation, or other entity, either directly or through others, solicit, induce, or attempt to induce any past or current Customer (defined below) of the Company to terminate, reduce, or negatively alter his/her/its relationship with the Company or to do business with a Competing Company (defined below). The geographic scope of the covenants described in this Section 12 shall include any city, county, or state of the United States and any such other city, territory, country, or jurisdiction in which Participant has worked and/or performed services for the Company. For purposes of this Section 12, “Customer” means any person, company or entity that: (a) was a customer of the Company during the last two (2) years of Participant’s employment and/or at the time of the termination of Participant’s employment; or (b) was engaged in active negotiations with the Company relating to the purchase of services or products from the Company at any time during the two (2) years immediately prior to the termination of Participant’s employment. A “Customer” shall not include any customer that Participant did not solicit, service, or have business-related dealings with or receive Confidential Information about in the last two (2) years of Participant’s employment with the Company.

13. Non-Compete. As used in this Section 13, “Company” includes any Parent, Subsidiary or Affiliate.

For a period of twelve (12) months following the date on which the Participant’s employment with the Company terminates for any reason, regardless of whether the termination is initiated by the Participant or the Company, the Participant agrees that the Participant will not: (A) provide services that are the same or similar in function or purpose to that which Participant performed for the Company to a Competing Company within the Restricted Area (defined below); (B) own (other than the ownership of five percent (5%) or less of the shares of a publicly traded company) or operate a business that is a competitor of the Company; or (C) provide services that are otherwise likely to result in the use or disclosure of the Company’s Confidential Information.

A “Competing Company” is a person or entity engaged in the provision of a product or service which competes with the products and services offered by the Company, as to which Participant (a) had business-related involvement or

(b) received Confidential Information about during the last two (2) years of Participant’s employment with the Company.

The “Restricted Area” means the Company’s area of legitimate competitive concern based on Participant’s responsibilities to Flex and knowledge of the Company’s Confidential Information and goodwill with customers, clients, business partners, dealers, and agents as it exists in view of all relevant facts and circumstances. If Participant is or was an employee with defined geographic responsibilities, the Restricted Area shall include all geographies over which Participant had assigned responsibilities during the last two (2) years of Participant’s employment with the Company.

14. Additional Post-Employment Restrictive Covenant Terms.

(a) Consideration. Participant acknowledges that she would not have received the benefits and consideration provided under this Agreement but for her agreement to abide by its Non-Disclosure, Non-Solicitation, and Non-Compete (collectively, “Post-Employment Restrictive Covenants”) terms and that Participant’s agreement to the Post-Employment Restrictive Covenants is a material component of the consideration for this Agreement. Participant understands that s/he has the right to consult with an attorney regarding the terms of this Agreement before signing it, and that s/he has had at least 14 days to review the Agreement.

(b) Subsequent Employment. Participant agrees that, while employed by the Company and for twelve (12) months thereafter, Participant will communicate the terms of the Post-Employment Restrictive Covenants to any person, firm, association, partnership, corporation, or other entity that Participant intends to become employed by, associated with or represent, or contract for, prior to accepting and engaging in such employment, contract, association and/or representation.

(c) Tolling. Participant agrees that the applicable Restricted Period shall be tolled and suspended during and for the pendency of any violation of the Post-Employment Restrictive Covenants’ terms and for the pendency of any legal proceedings to enforce these terms, and that all time that is part of or subject to such tolling and suspension shall not be counted toward the 12-month duration of the Restricted Period.

(d) Reasonable and Necessary. Participant agrees that the Post-Employment Restrictive Covenants set forth in Sections 11, 12 and 13 are reasonable and necessary for the protection of the Company’s legitimate business interests, that they do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Company, that they contain reasonable limitations as to time and scope of activity to be restrained, that they do not unduly restrict Participant’s ability to earn a living, and that they are not unduly burdensome to Participant.

(e) Judicial Modification. If any restriction set forth in Sections 11, 12 or 13 is found by a court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

15. Successors and Assigns . The Company may assign any of its rights under this Agreement. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in this Agreement and in the Plan, this Agreement will be binding upon the Participant and the Participant's heirs, executors, administrators, legal representatives, successors and assigns.

16. Governing Law; Venue; Severability. This Agreement shall be governed by and construed in accordance with the internal laws of the state where the Participant resides excluding that body of laws pertaining to conflict of laws. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by the RSU Award or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the state where you reside and agree that such litigation shall be conducted only in the applicable federal courts for the state where the Participant resides, or if the issue cannot be adjudicated by federal courts, then the state courts for the state where the Participant resides. If any provision of this Agreement is determined by a court of law to be illegal or unenforceable, then such provision will be enforced to the maximum extent possible and the other provisions will remain fully effective and enforceable.

17. Notices. Any notice required to be given or delivered to the Company shall be in writing and addressed to the Vice President of Finance of the Company at its corporate offices at 847 Gibraltar Drive, Milpitas, California 95035. Any notice required to be given or delivered to the Participant shall be in writing and addressed to the Participant at the address indicated on the signature page hereto or to such other address as the Participant may designate in writing from time to time to the Company. All notices shall be deemed effectively given upon personal delivery, three (3) days after deposit in the United States mail by certified or registered mail (return receipt requested), one (1) business day after its deposit with any return receipt express courier (prepaid), or one (1) business day after transmission by facsimile.

18. Headings. The captions and headings of this Agreement are included for ease of reference only and will be disregarded in interpreting or construing this Agreement. All references herein to Sections will refer to Sections of this Agreement.

19. Language. If the Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different from the English version, the English version will control.

20. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

21. Exhibits.. For the avoidance of doubt, Exhibit A constitutes part of this Agreement.

22. Code Section 409A. With respect to U.S. taxpayers, it is intended that the terms of the RSU Award will comply with the provisions of Section 409A of the Code and the Treasury Regulations relating thereto so as not to subject the Participant to the payment of additional taxes and interest under Section 409A of the Code, and this Agreement will be interpreted, operated and administered in a manner that is consistent with this intent. In furtherance of this intent, the Committee may adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, in each case, without the consent of the Participant, that the Committee determines are reasonable, necessary or appropriate to comply with the requirements of Section 409A of the Code and related U.S. Department of Treasury guidance. In that light, the Company makes no representation or covenant to ensure that the RSU Awards that are intended to be exempt from, or compliant with, Section 409A of the Code are not so exempt or compliant or for any action taken by the Committee with respect thereto.

23. Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the RSU Award and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

24. Remedies. In addition to all of the remedies otherwise available to the Company, the Company shall have the right to injunctive relief to restrain and enjoin any actual or threatened breach of Sections 10, 11, 12 and 13 of this Agreement. Participant further agrees that, in the event of a breach of Sections 10, 11, 12 and/or 13, (a) the Company shall be entitled to all of its remedies at law or in equity, including but not limited to monetary damages; (b) the Company shall be entitled to an accounting and repayment from Participant of all profits, compensation, commissions, remuneration or benefits that Participant directly or indirectly realized or may realize as a result of or in connection with any breach of the Post-Employment Restrictive Covenants, and such remedy shall be in addition to and not in limitation of any injunctive relief or other rights or remedies to which the Company may be entitled at law or equity. All of the Company’s remedies for breach of this Agreement shall be cumulative and the pursuit of one remedy will not be deemed to exclude any other remedies.

25. Entire Agreement; Recoupment.

(a) The Plan and this Agreement, together with all its Exhibits, constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede all prior understandings and agreements, whether oral or written, between the parties hereto with respect to the specific subject matter hereof, including, for the avoidance of doubt, the Flex Ltd. Executive Severance Plan.

(b) In consideration of the grant of the RSU Award to the Participant, and notwithstanding anything in this Agreement to the contrary, (i) the RSU Award shall be subject to cancellation, and (ii) any Shares issued or payments made pursuant to the RSU Award shall be subject to recovery, clawback and/or recoupment, in each case, (x) as set forth in Section 14.16 of the Plan pursuant to any clawback or similar policy that the Company adopts or amends (or has adopted or amended), or (y) as required under applicable law or any applicable requirement of any share exchange on which such Shares may be listed.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Effective Date.

FLEX LTD.	PARTICIPANT

By:	By:

Name:	Name:

Title:	Address:

FLEX LTD. AMENDED AND RESTATED 2017 EQUITY INCENTIVE PLAN

EXHIBIT A TO THE
RESTRICTED SHARE UNIT AWARD
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Avnet	Primoris Services
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Coherent Corp	Sandisk Corp
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Compal Electronics	Seagate Technology
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GMS	WESCO
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